SURVIVORSHIP FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. Adjustable death benefit. Benefits payable at death of Surviving Insured or earlier maturity date. Flexible premiums payable until maturity date or death of Surviving Insured. NON-PARTICIPATING.

This policy is a legal contract between You, as owner, and Us, Principal Life Insurance Company. Your policy is issued based on the information in the application and payment of premiums as shown on the current Data Pages. We will pay the benefits of this policy in accordance with its provisions.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE SEPARATE ACCOUNT DIVISIONS AND TO THE FIXED ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE SEPARATE ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED. IT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING DIVISIONS THAT YOU HAVE CHOSEN. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY VALUE.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN 3% A YEAR, COMPOUNDED ANNUALLY.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

10-DAY EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR HOME OFFICE BEFORE THE LATTER OF: (1) 10 DAYS OF ITS RECEIPT; (2) 45 DAYS AFTER THE APPLICATION WAS SIGNED; (3) 10 DAYS FROM THE DELIVERY OF THE NOTICE OF THE RIGHT TO CANCEL; OR (4) SUCH LATER DATE AS PROVIDED BY APPLICABLE STATE LAW. WE WILL REFUND ANY PREMIUM PAID AND YOUR POLICY WILL BE CONSIDERED VOID FROM ITS INCEPTION. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

The terms of this policy start on the Policy Date and will stay in force until the maturity date shown on the Data Pages so long as You satisfy the requirements as outlined in Your policy.

/s/ Joyce N. Hoffman                         /s/ David J. Drury

Vice President and Corporate Secretary       Chairman and Chief Executive
Officer

SF 524

                                TABLE OF CONTENTS
SUBJECT
PAGE

DEFINITIONS IN THIS POLICY.....................................................4

PURCHASING AND KEEPING THE CONTRACT IN FORCE...................................5
PLANNED PERIODIC PREMIUMS......................................................6
PREMIUM PAYMENT LIMITS.........................................................6
GRACE PERIOD...................................................................6
TERMINATION....................................................................7
REINSTATEMENT..................................................................7

PREMIUM INVESTMENT OPTIONS.....................................................7
FIXED ACCOUNT..................................................................8
INVESTMENT ACCOUNTS............................................................8
VARIABLE LIFE SEPARATE ACCOUNT.................................................8

BENEFITS WHILE POLICY IS IN FORCE..............................................8
YOUR POLICY VALUE..............................................................8

TRANSFERS.....................................................................10

POLICY LOANS..................................................................12
LOAN INTEREST CHARGE..........................................................13
REPAYMENT.....................................................................13

SURRENDER OF THE POLICY.......................................................13
SURRENDER VALUE...............................................................13

POLICY EXPENSES...............................................................14
COST OF INSURANCE RATES.......................................................15

YOUR DEATH PROCEEDS...........................................................16
DEATH BENEFIT OPTIONS.........................................................16
CHANGES IN DEATH BENEFIT OPTIONS..............................................17

YOUR ADJUSTMENT OPTIONS.......................................................17
ADJUSTING THE FACE AMOUNT.....................................................17

RIGHT TO EXCHANGE POLICY......................................................18

OWNER, BENEFICIARY, ASSIGNMENT................................................18
CHANGES OF OWNER OR BENEFICIARY...............................................19
ASSIGNMENT....................................................................19

GENERAL INFORMATION...........................................................19
THE CONTRACT..................................................................19
ALTERATIONS...................................................................19
INCONTESTABILITY..............................................................19
AGE...........................................................................19
SUICIDE.......................................................................20
STATEMENT OF VALUE............................................................21

A copy of the application and any additional benefits provided by rider follow the last page of this policy.

(LOGO)        Principal Life
              Insurance Company
              Des Moines, Iowa 50392-0001

                                          DATA PAGE

--------------------------------------------------------------------------------
              Survivorship Flexible Premium Variable Universal Life
--------------------------------------------------------------------------------
POLICY DATA

Policy Number:                                            Sample
Owner:                                                    John Doe
Joint Owner:                                              Jane Doe

Policy Date:                                              July 1, 2000
Policy  Maturity Date:                                    June 30, 2065

Death Benefit Option:                                     Option 1
Face Amount:                                              $100,000.00
         Insured's Name:                                  John Doe
         Insured's Age:                                   35
         Insured's Risk Class:                            Standard Nonsmoker
         Insured's Name:                                  Jane Doe
         Insured's Age:                                   35
         Insured's Risk Class:                            Standard Nonsmoker

PLANNED PERIODIC PREMIUM:                                 $500.00
Planned Premium Mode:                                     Annual
Target Premium:                                           $407.00
Minimum Monthly Premium*                                  $26.92
Death Benefit Guarantee Monthly Premium                   $71.67

*Applicable during the first 5 Policy Years only.

This policy is adjustable. If it is adjusted, we will send you new Data Pages. The Data Pages are to be attached to and made a part of this policy.

This policy contains a fixed loan interest rate of 8.0%

Interest on borrowed funds is credited at 6% through Policy Year ten. Thereafter, it is credited at 7.75%.

--------------------------------------------------------------------------------
RIDER DATA

SF 531        Death Benefit Guarantee Rider
-------------------------------------------
       Effective Date:               July 1, 2000
       Expiration Date:              June 30, 2065

SF 530        Extended Coverage Rider
-------------------------------------
       Effective Date:               July 1, 2000




                                  (continued on next page)


--------------------------------------------------------------------------------
ACCOUNT DATA                                                    Monthly Policy
                                       Premium Allocations    Charge Allocations
                                       -------------------    ------------------
FIXED ACCOUNT                                  00%                    00%

SEPARATE ACCOUNT DIVISIONS
Aggressive Growth                              00%                    00%

Asset Allocation                               00%                    00%

Balanced                                       20%                    20%

Bond                                           20%                    20%

Capital Value                                  00%                    00%

Fidelity Contrafund                            20%                    20%

Fidelity Equity-Income                         00%                    00%

Fidelity High Income                           00%                    00%

Government Securities                          00%                    00%

Growth                                         20%                    20%

International                                  00%                    00%

International SmallCap                         00%                    00%

MicroCap                                       00%                    00%

MidCap                                         00%                    00%

MidCap Growth                                  00%                    00%

Money Market                                   20%                    20%

Putnam Global Asset Allocation                 00%                    00%

Putnam Vista                                   00%                    00%

Putnam Voyager                                 00%                    00%

Real Estate                                    00%                    00%

SmallCap                                       00%                    00%

SmallCap Growth                                00%                    00%

SmallCap Value                                 00%                    00%

Stock Index 500                                00%                    00%

Utilities                                      00%                    00%


                                  (continued on next page)

--------------------------------------------------------------------------------
              TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                Monthly Rates Per $1,000.00 of Net Amount of Risk

Duration           Monthly Rate             Duration           Monthly Rate

1                       0.00033             34                      0.92992
2                       0.00100             35                      1.07167
3                       0.00192             36                      1.23742
4                       0.00300             37                      1.43525
5                       0.00425             38                      1.67325
6                       0.00592             39                      1.95658
7                       0.00792             40                      2.28675
8                       0.01025             41                      2.66158
9                       0.01308             42                      3.07883
10                      0.01642             43                      3.53592
11                      0.02033             44                      4.03675
12                      0.02483             45                      4.59500
13                      0.03000             46                      5.22767
14                      0.03625             47                      5.95233
15                      0.04350             48                      6.78575
16                      0.05200             49                      7.72967
17                      0.06208             50                      8.77308
18                      0.07425             51                      9.90100
19                      0.08850             52                     11.10258
20                      0.10542             53                     12.37167
21                      0.12483             54                     13.70508
22                      0.14675             55                     15.10667
23                      0.17142             56                     16.58942
24                      0.19942             57                     18.18275
25                      0.23158             58                     19.94525
26                      0.26917             59                     21.99908
27                      0.31383             60                     24.63250
28                      0.36792             61                     28.42892
29                      0.43300             62                     34.48792
30                      0.50925             63                     44.77075
31                      0.59692             64                     61.99067
32                      0.69592             65                     83.33333
33                      0.80642

Basis of Values: Guaranteed maximum cost of insurance rates are based on 1980 CSO Mortality Table, age last birthday. The rates will reflect the Insured's risk class(es).

--------------------------------------------------------------------------------
CHARGES and LIMITS

o The maximum monthly administration charge is $8.00 per month, plus $.08 per $1000 of face amount. The charge of $.08 per $1000 of face amount is increased by $.005 per $1000 for each Insured that is classified as a smoker.

                            (Continued on next page)

o The maximum annual mortality and expense risks charge is .80% of the portion of the Policy Value in the Separate Account for the first nine Policy Years. Thereafter, the charge is .30% of the portion of the Policy Value in the Separate Account.

o The partial surrender transaction charge is the lesser of $25, or 2% of the amount surrendered.

o During the first ten Policy Years, and for any premiums attributable to any face increases, the premium expense charge is 5.00% of each premium received for premium payments less than or equal to the Target Premium (2.00% of premiums received in excess of Target Premium); plus a charge for state and local taxes of 2.20% of each premium received; and a federal tax charge of 1.25% of each premium received. After the first ten Policy Years, the premium expense charge is 2.00% of each premium received; plus a charge for state and local taxes of 2.20% of each premium received; and a federal tax charge of 1.25% of each premium received.

o The first 12 account transfers in a Policy Year are free. Thereafter, we reserve the right to charge a $25 transaction charge for each transfer.

o   The minimum face amount allowed is $100,000.

o   The minimum transfer value for scheduled transfers is $2,500.

o   The minimum face amount increase allowed is $100,000.

o   The minimum partial surrender or loan amount allowed is $500.

o   The minimum  unscheduled  transfer  amount allowed is the lesser of $100, or
    the  balance  of  the   Investment   Account  from  which  funds  are  being
    transferred.

o The minimum scheduled transfer amount allowed is $100 from the Investment Accounts and $50 from the Fixed Account.

A surrender charge will be deducted from your Policy Value if this policy is surrendered for its net surrender value or if this policy terminates within the first ten years. The maximum charge for each Policy Year is shown in the table below.

The table assumes the policy face amount is never increased and the policy has not been reinstated.

Table of Maximum Surrender Charges Per Policy

       Policy Year                   Amount
       -----------                   ------
            1                       $407.00
            2                        407.00
            3                        407.00
            4                        407.00
            5                        407.00
            6                        387.63
            7                        348.84
            8                        290.72
            9                        213.19
           10                        116.28
      11 and later                     0.00

                           DEFINITIONS IN THIS POLICY

ADJUSTMENT DATE means the Monthly Date on or next following Our approval of a requested adjustment.

ATTAINED AGE for each Insured means the Insured's age on the birthday on or preceding the last Policy Anniversary.

DIVISION is the part of the Separate Account to which Net Premiums may be allocated which invests in shares of a Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements for issuance of a policy have been satisfied.

FIXED ACCOUNT is that part of the Policy Value that reflects the value You have in Our general account.

INSUREDS means the persons named as the Insureds on the current Data Pages of this policy. The Insureds may or may not be the owner(s).

INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value You have in one of the Divisions of the Separate Account.

LOAN ACCOUNT is that part of the Policy Value that reflects the value You have transferred from the Fixed Account and/or Separate Account as collateral for a policy loan.

MONTHLY DATE means the day of the month which is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month.

MONTHLY POLICY CHARGE is the amount subtracted from Your Policy Value on each Monthly Date equal to the sum of the cost of insurance and the cost of additional benefits provided by any rider plus the monthly administration charge and mortality and expense risks charge in effect on the Monthly Date.

MUTUAL FUND means a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division of the Separate Account invests.

NET PREMIUM is the gross premium less the deductions for the Premium Expense Charge as shown on the current Data Pages. It is the amount of premium allocated to the Fixed Account and/or Investment Accounts.

NET SURRENDER VALUE is the Surrender Value less any policy loans and unpaid loan interest.

NOTICE means any form of communication We receive in Our home office providing the information We need, either in writing or another manner that We approve in advance.

POLICY DATE is the date shown on the current Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month.

POLICY VALUE is the sum of the values in the Loan Account, Fixed Account, and Investment Accounts.

POLICY YEARS AND ANNIVERSARIES means the Policy Years and Anniversaries computed from the Policy Date.

PREMIUM EXPENSE CHARGE is the charge deducted from premium payments to cover a sales charge, state and local premium taxes and the federal tax charge as shown on the current Data Pages. PRORATED BASIS means the proportion that the value of a particular Investment Account or the Fixed Account bears to the total value of all Investment Accounts and the Fixed Account.

SEPARATE ACCOUNT means Principal Life Insurance Company Variable Life Separate Account, a registered unit investment trust with Divisions and segregated assets, to which Net Premiums may be allocated under this policy and others We issue.

SURRENDER VALUE is the Policy Value less the surrender charges.

SURVIVING INSURED means the Insured who is living upon the death of the other Insured. If both Insureds die simultaneously, then the term "Surviving Insured" shall mean the younger of the two Insureds.

TARGET PREMIUM is a premium amount used to determine the maximum sales charge that is included as part of the Premium Expense Charge and any applicable surrender charge under a policy. Your Target Premium is shown on Your current Data Pages.

UNIT is the accounting measure used to calculate the Separate Account value.

VALUATION DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. We will deem each Valuation Day to end at the time We determine the net asset value of the underlying Mutual Fund shares held by the Division of the Separate Account. When We need to determine a Policy Value or an amount after the end of a Valuation Day, or on a day that is not a Valuation Day, We will do so at the end of the next Valuation Day.

VALUATION PERIOD means the period between the time as of which the net asset value of a Mutual Fund is determined on one Valuation Day and the time as of which such value is determined on the next following Valuation Day.

WE, OUR, US means Principal Life Insurance Company.

WRITTEN REQUEST means a form satisfactory to Us, signed and dated by You, and received at Our home office.

YOU, YOUR means the owner(s) of this policy.

                  PURCHASING AND KEEPING THE CONTRACT IN FORCE

PREMIUM PAYMENTS

Your first premium is due on the Policy Date. After that, premiums may be paid at any time while this policy is in force. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give a receipt to the premium payor on request.

Your initial Net Premium will be allocated to the Money Market Division of the Separate Account. Net Premiums will continue to be allocated to the Money Market Division until 20 days after the Effective Date. After the 20-day period has expired, Your policy's Policy Value will be transferred to the Divisions and/or the Fixed Account indicated by Your initial premium allocation percentage(s) request. If the purchase of this policy falls within the definition of a replacement under state law, We reserve the right to allocate the initial Net Premium (or any premium that results from a replacement) to the Money Market Division beyond the 20 days as may be necessary.

The initial premium allocation percentages are shown on the Data Pages. Unless You change them, these percentages apply to future allocations of premiums. For each Division and the Fixed Account, the allocation percentages must be zero or a whole number not less than ten nor greater than 100. The sum of the percentages for all Divisions and the Fixed Account must equal 100.

PLANNED PERIODIC PREMIUMS

You may preauthorize automatic monthly planned periodic premium payments. If You do not elect to pay automatically, We will send You reminder notices of the amount and frequency of Your planned periodic premiums as selected in Your application. These notices serve only as a reminder of Your preference. Premiums are to be sent to the address We provide in the reminder notices. You may change the amount and frequency of Your planned periodic premiums by providing Notice to Us.

The Grace Period provision may apply whether or not You make a planned periodic premium payment or additional premium payments.

PREMIUM PAYMENT LIMITS

To keep this policy in force You must satisfy the requirements described in the Grace Period provision.

You may choose to make premium payments that are greater than the planned periodic premium. However, We will refund any premiums that would disqualify this policy as "life insurance" as defined in the Internal Revenue Code, as amended.

If any payment increases the policy's death benefit by more than it increases the Policy Value, We reserve the right to refund the premium payment. If the premium payment is not refunded, We may require satisfactory evidence of insurability.

PAID UP BENEFIT

If You do not make a planned periodic premium payment or additional premium payments, then this policy will not terminate unless the Net Surrender Value is not sufficient to pay the Monthly Policy Charge which is due on the Monthly Date and the Grace Period provision will then apply.

GRACE PERIOD

If the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge, a 61 day grace period will begin. However, We guarantee this policy will stay in force during the first 5 policy years when (A-B) is greater than or equal to (C), where:

     A.  Is the sum of premiums paid;

     B. Is the sum of all existing loans, loan interest, partial surrenders, and transaction charges; and

     C. Is the sum of the minimum monthly premiums since the Policy Date to the most recent Monthly Date.

The current minimum monthly premium is shown on the current Data Pages.

The grace period begins when We mail a notice of impending policy termination to You. This notice will be sent to Your last post office address known to Us.

If by the end of the grace period We do not receive a payment, as calculated in number 5 of the Reinstatement provision, Your policy terminates as of the date the first unpaid Monthly Policy Charge was due.

If the Surviving Insured dies during a grace period, We will pay the death proceeds to the beneficiary(ies).

TERMINATION

All policy privileges and rights of the owner(s) under this policy end:

1.  When You surrender Your policy for cash;

2.  When the death proceeds are paid;

3.  When the policy maturity proceeds are paid; or

4. When the grace period ends as described in the Grace Period provision. In this case, the privileges and rights of the owner(s) terminate as of the Monthly Date on which the grace period begins.

REINSTATEMENT

If this policy ends as described in the Grace Period provision and You have not surrendered Your policy for cash, You may reinstate it provided:

1.  Such reinstatement is prior to the maturity date;

2.  Not more than three years have elapsed since the policy terminated;

3. You supply evidence which satisfies Us that at least one of the Insureds is insurable under Our underwriting guidelines then in effect;

4. You either repay or reinstate any policy loans and unpaid loan interest on this policy existing at termination; and

5.  You make a payment of at least (A plus B divided by C) where:

    A. Is the amount by which the surrender charge is more than the Policy Value on the Monthly Date at the start of the grace period before the Monthly Policy Charge is deducted;

    B.   Is three Monthly Policy Charges; and

    C.   Is 1 minus the maximum Premium Expense Charge.

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. The Policy Date will remain the original Policy Date and will not be changed at reinstatement, although Surrender Charges for total surrender following reinstatement will resume at the rate charged at the time of the policy's termination, as adjusted for the payment of past due premiums, if any.

                           PREMIUM INVESTMENT OPTIONS

ALLOCATIONS

You may allocate Net Premiums to the Fixed Account and/or any of the Investment Accounts. Allocation percentages must be zero or a whole number not less than ten nor greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by providing Us Notice. Unless You change the initial premium allocation specified in Your application for this policy, it will continue to apply to subsequent premium payments. FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at rates We determine at Our discretion. In no event will the guaranteed interest rate be less than 3% compounded annually.

INVESTMENT ACCOUNTS

The Separate Account is comprised of Divisions shown on the current Data Pages. Each Division invests in a Mutual Fund with a different investment objective. You may allocate amounts to one or more of the Divisions. An Investment Account will be established for You corresponding to each Division of the Separate Account to which amounts are allocated or transferred under this policy. We will maintain each of these Investment Accounts for You to keep track of Your values in each Division. Income, gains and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains or losses of other Divisions or Our other income, gains or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains and losses of the Separate Account, whether or not realized, are credited to or charged against the Separate Account assets, without regard to Our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund and substitute shares of another. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities. We will notify You of any such change.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may then change Your allocation percentages and transfer any value in that Division to another Investment Account(s) and/or the Fixed Account without charge. You may exercise this right until the latter of 60 days after, 1) the effective date of such change or, 2) the date You receive notice of this right. You may only exercise this right if You have an interest in the affected Division(s).

                        BENEFITS WHILE POLICY IS IN FORCE

YOUR POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Fixed Account and the Investment Accounts.

LOAN ACCOUNT VALUE

You can get a loan on this policy under certain conditions. When You take out a loan, We transfer the amount of the loan from the Fixed Account and/or one or more of the Investment Accounts, into the Loan Account. For details of the Loan Account see the Policy Loans provision.

FIXED ACCOUNT VALUE

The amount You have in the Fixed Account at any time equals:

1.  Net Premiums allocated to it,

PLUS

2.  Amounts transferred to it,

PLUS

3.  Interest credited to it,

LESS

4.  Amounts deducted from it,

LESS

5.  Amounts transferred from it,

LESS

6.  Amounts surrendered from it.

INVESTMENT ACCOUNT VALUE

Your Investment Account value for each Division is equal to the number of Units in that Investment Account multiplied by that Division's Unit value. The number of Units in an Investment Account at any time equals A minus B, where:


    A.   Is the number of Units credited to the Investment Account because of:

         1.  Net Premiums allocated to it, and

         2.  Amounts transferred to it; and

    B.   Is the number of Units canceled from the Investment Account because of:

         1.  Amounts deducted from it,

         2.  Amounts transferred from it, and

         3.  Amounts surrendered from it.

The number of Units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Valuation Day of the transaction.
UNIT VALUES

We will determine the Unit value for each Division of the Separate Account at the end of each Valuation Day.

The Unit value for each Division was arbitrarily set at $10 as of the Valuation Day that the Division first purchased Mutual Fund shares. For any subsequent Valuation Day, the Unit value for that Division is obtained by multiplying the Unit value for the immediately preceding Valuation Day by the net investment factor for the particular Division on that subsequent Valuation Day.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Valuation Day is equal to A divided by B where:

    A. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of such Valuation Day before any policy transactions are made on that day; and

    B. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Valuation Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.

                                    TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Fixed Account and the Investment Accounts as provided below. To request a transfer, You must provide Us Notice. All transfers with the same effective dates count as one transfer. If Your request is received prior to the close of the New York Stock Exchange, the transfer is made and value is determined as of that day. Requests received after the close of the New York Stock Exchange will be processed and values determined as of the next Valuation Day. We reserve the right to not accept transfer requests from someone requesting them for multiple contracts. We also reserve the right to modify or revoke transfer privileges and charges.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to an Investment Account by making either a scheduled or unscheduled Fixed Account transfer, subject to the following conditions:

Either unscheduled transfers or scheduled transfers (not both) may occur during the same Policy Year.

UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the Fixed Account each Policy Year, as follows:

         1. You must provide Us Notice within 30 days following either the Policy Date or any Policy Anniversary.

         2. You must specify the dollar amount or percentage to be transferred, and the resulting amount must not exceed 25% of Your Fixed Account value as of the later of the Policy Date or the last Policy Anniversary. However, You may transfer up to 100% of Your Fixed Account value within 30 days after the first and following Policy Anniversaries if Your Fixed Account value is less than $1,000.

SCHEDULED FIXED ACCOUNT TRANSFERS - (Dollar Cost Averaging) - You may make scheduled transfers on a monthly basis from the Fixed Account as follows:

         1. Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by You.

         2. Your Fixed Account value must equal or exceed the minimum transfer value shown on the current Data Pages. We reserve the right to change this amount but it will never exceed $10,000.

         3. The monthly transfer will be the dollar amount or percentage You specify and that amount must equal or exceed the minimum scheduled transfer amount shown on the current Data Pages. The monthly amount transferred cannot exceed 2% of Your Fixed Account value as of the latter of the Policy Date, last Policy Anniversary, or date request is received by Us.

         4. The transfers will continue until Your Fixed Account value is exhausted or We receive Notice to stop them.

         5. The amount of these scheduled transfers can be changed by You once each Policy Year, by Written Request or by telephone.

         6. If You stop the scheduled transfers, You may not start them again until six months after the date of the last scheduled transfer.

TRANSFERS FROM INVESTMENT ACCOUNTS

You may transfer amounts from an Investment Account to either the Fixed Account or another Investment Account by making either a scheduled or unscheduled Investment Account transfer, subject to the following conditions:

Transfers to the Fixed Account are allowed only if:

1. You have not transferred any amount from the Fixed Account for at least six months; and

2. Your Fixed Account value immediately after the transfer does not exceed $1,000,000, except with Our prior approval.

UNSCHEDULED INVESTMENT ACCOUNT TRANSFERS - You may make unscheduled transfers from an Investment Account, as follows:

         1. You must specify the dollar amount or percentage to transfer from each Investment Account, and the resulting amount must equal or exceed the lesser of the value of Your Investment Account or the minimum unscheduled transfer amount shown on the current Data Pages.

         2. We reserve the right to charge a transaction charge as shown on the current Data Pages for each unscheduled transfer after the twelfth transfer in a Policy Year.

SCHEDULED INVESTMENT ACCOUNT TRANSFERS - (Dollar Cost Averaging) - You may make scheduled transfers from an Investment Account, as follows:

         1. Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by You.

         2. You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).

         3. You must specify the dollar amount or percentage to transfer from each Investment Account, and that amount must equal or exceed the lesser of the value of Your Investment Account or the minimum scheduled transfer amount shown on the current Data Pages.

         4. The value of each Investment Account from which transfers are made must equal or exceed the minimum transfer value shown on the current Data Pages.

         5. The transfers will continue until Your interest in the Investment Account is exhausted or We receive Notice to stop them.

         6. We reserve the right to limit the number of Investment Accounts from which transfers will be made at the same time. In no event will the limit ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING

Automatic portfolio rebalancing (APR), allows You to maintain a specific percentage of Your Policy Value in Your Investment Accounts over time.

APR transfers:

         1. Do not begin until the expiration of the Examination Offer (See Examination Offer on the front cover of Your policy).

         2. Are made without a charge and are not counted as unscheduled transfers when determining any transfer fee.

         3.  May be made on the frequency You specify, subject to the following:

             A. Quarterly APR transfers may be made on a calendar year or Policy Year basis.

             B. Semiannual or annual APR transfers may only be done on a Policy Year basis.

         4.  May be made upon Your Written Request or by telephone.

Transfers are made at the end of the next Valuation Period after We receive Your instructions. APR is not available if You have scheduled transfers from the same Investment Account, or for values You have in the Fixed Account.

                                  POLICY LOANS

You may obtain a policy loan from Us with this policy as sole security. You may borrow up to A minus B where:

         A.  Is 90% of the Surrender Value; and

         B. Is any outstanding policy loan and unpaid loan interest at the time the loan request is processed at the home office.

The minimum loan amount is shown on the current Data Pages.


YOUR LOAN ACCOUNT

If You take a policy loan, a portion of Your Policy Value equal to the loan will be transferred from the Fixed Account and/or the Investment Accounts to Your Loan Account until the loan is repaid. The effective date of the transfer is the date of the loan.

The loan will result in a reduction in the value of the Fixed Account to the extent amounts are transferred from the Fixed Account to the Loan Account, or in the cancellation of Units in the Investment Account or Accounts from which the loan was withdrawn. For each Investment Account, the number of Units canceled will be equal to the portion of the loan withdrawn divided by the Unit value for the Valuation Period in which the loan is taken.

You may tell Us the amount of the policy loan to be withdrawn from the Fixed Account and/or each Investment Account. If You do not tell Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your Monthly Policy Charge. Amounts held in Your Loan Account will be part of Our general account and will be credited with interest from the date of transfer. The difference between the policy loan rate and the rate credited on the Loan Account will not exceed 2%.

On each Policy Anniversary, if there has been a loan repayment, this credit is transferred from the Loan Account to the Fixed Account and the Investment Accounts. It is allocated among the Fixed Account and the Investment Accounts in the same manner used to allocate premium payments.

All interest rates stated are effective annual rates. We apply these rates to properly reflect the actual date We receive any repayments and any changes You make in loan amounts during a policy month.

LOAN INTEREST CHARGE

Interest charges accrue daily at the annual loan interest rate shown on the current Data Pages. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the same rate. The adding of unpaid interest charges to the loan principal will cause additional amounts to be withdrawn from the Divisions in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as the policy is in force. Any policy loans and unpaid loan interest charges not repaid at the death of the Surviving Insured or at maturity are deducted from the death or maturity proceeds.

YOU SHOULD IDENTIFY THE PURPOSE OF EACH PAYMENT. IF WE CANNOT IDENTIFY ITS PURPOSE, WE WILL CONSIDER IT TO BE A LOAN REPAYMENT IF A LOAN IS OUTSTANDING.

The amount repaid is transferred from Your Loan Account to the Fixed Account and/or the Investment Accounts in the same manner used to allocate premium payments.


                             SURRENDER OF THE POLICY

SURRENDER VALUE AND NET SURRENDER VALUE

The Surrender Value of Your policy equals the Policy Value less the surrender charges (described in the Surrender Charges provision).

The Net Surrender Value of Your policy is the Surrender Value less any policy loans and unpaid loan interest. As long as Your policy is in force, You may surrender it for its Net Surrender Value by sending Us a Written Request.

SURRENDER CHARGES

The Table of Maximum Surrender Charges is shown on the current Data Pages. Surrender charges vary based on the Target Premium of the policy and will apply only during the first 10 Policy Years unless changed due to a face amount increase. A face amount increase has its own surrender charge period which begins on the Adjustment Date. The total surrender charge on the policy will be a composite of the surrender charges for the face amount at issue and each subsequent face amount increase.
Decreases in face amount do not decrease surrender charges on the policy.

PARTIAL SURRENDERS

Each Policy Year after the second Policy Year, You may make up to two partial surrenders from the Net Surrender Value, subject to the following:

1. Each partial surrender must be in an amount not less than the minimum amount shown on the current Data Pages; and

2. In the aggregate the total amount surrendered in a Policy Year will not exceed an amount equal to 75% of the Net Surrender Value as of the date of the first surrender in a Policy Year.

The transaction charge is shown on the current Data Pages. You may tell Us in what proportion to allocate the amount of the partial surrender and transaction charge to be withdrawn from the Fixed Account and/or each Investment Account. If You do not tell Us, the partial surrender and the transaction charge will be withdrawn from the Fixed Account and each Investment Account in the same proportion as the allocations used for Your current Monthly Policy Charge. Partial surrenders from the Fixed Account will be taken from the most recent premium payments first (last in, first out).

The amount of the partial surrender plus the transaction charge will result in the cancellation of Units in the Investment Account from which the partial surrender occurs. The number of Units canceled will be equal to the amount of the partial surrender plus the transaction charge divided by the Unit value of the Division or Divisions for the Valuation Period in which the partial surrender is effective.

Your Policy Value is reduced by the amount of the partial surrender plus the amount of the transaction charge.

If Option 1 death benefit is in effect, the face amount is reduced by the amount of the partial surrender and the transaction charge.

                                 POLICY EXPENSES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:

1. The cost of insurance (described below) and the cost of additional benefits provided by any rider in force for the policy month;

2. The current monthly administration charge, which will not exceed the maximum shown on the current Data Pages; and

3. The current mortality and expense risks charge imposed on the Investment Account value, which will not exceed the maximum shown on the current Data Pages.

The Monthly Policy Charge will be withdrawn from the Investment Accounts and/or The Fixed Account according to the allocation percentages You have chosen.

Your choice for the Monthly Policy Charge allocation may be:

1.  The same as the allocation percentages You have chosen for Your premiums; or

2.  Determined on a Prorated Basis; or

3.  Any other allocation which We mutually agree upon.

If the amount in an Investment Account and/or The Fixed Account is insufficient to allow the allocation You have chosen, Your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Investment Account and/or the Fixed Account, the allocation percentages must be zero or a whole number not less than ten nor greater than 100. The sum of the percentages for all the Investment Accounts and the Fixed Account must equal 100. Changes in allocation percentages may be made by providing Notice to Us. Once approved by Us, they are effective as of the next Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is A multiplied by the result of B minus C, where:

    A. Is the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000;

    B. Is the death benefit as described in the Your Death Proceeds provision of this policy at the beginning of the Policy Month, divided by
         1.0024663 (the sum of 1 plus the monthly guaranteed fixed account interest rate); and

    C. Is the Policy Value at the beginning of the policy month calculated as if the Monthly Policy Charge was zero.

COST OF INSURANCE RATES

The monthly cost of insurance rates are based on the issue age, duration since issue, risk classification, and smoking status of each Insured. We determine these rates based on Our expectations as to Our future mortality experience. Any change in these rates applies to all individuals of the same class as each Insured. The cost of insurance rates will never be greater than shown in the Table of Guaranteed Maximum Cost of Insurance Rates on the current Data Pages. However, different cost of insurance rates may apply to any underwritten face amount increase. Cost of insurance rates for a face amount increase are based on the age at time of adjustment, duration since adjustment, risk classification, and smoking status of each Insured.

PREMIUM EXPENSE CHARGE

We will deduct a Premium Expense Charge as shown on the current Data Pages from each premium payment. The result will be the Net Premium payment.
OTHER CHARGES

We will charge a surrender charge as described in the Surrender Of The Policy provision if any of the following occurs during the surrender charge period:

1.  You request the Net Surrender Value of Your policy; or

2. You do not pay an amount due at the end of a grace period, and the policy terminates.

If You take a partial surrender of the Net Surrender Value of Your policy, We will charge a transaction charge as shown on Your current Data Pages.


                               YOUR DEATH PROCEEDS

We will pay the death proceeds to the beneficiary(ies) subject to the provisions of the policy, when We receive proof that both of the Insureds died before the maturity date. We require notification of the first death as soon as it occurs or as soon thereafter as is reasonably possible, even though the death proceeds are not payable until the second death. The death proceeds, determined as of the date of the Surviving Insured's death, are A minus B where:

    A. Is the death benefit described below plus any proceeds from any benefit rider on the Surviving Insured's life; and

    B. Is any policy loans and unpaid loan interest and, if the Surviving Insured's death occurs during a grace period, any overdue Monthly Policy Charges.

We will pay interest on death proceeds from the date of the Surviving Insured's death until date of payment or until applied under a benefit option. It will be at a rate We determine, but not less than required by state law.

DEATH BENEFIT OPTIONS

This policy provides two death benefit options. The option in effect is shown on the current Data Pages.

Option 1.

Under Option 1, the death benefit equals the greater of:

1.  The policy's face amount; or

2. The amount found by multiplying the Policy Value by the applicable percentage shown below.

Option 2.

Under Option 2, the death benefit equals the greater of:

1.  The policy's face amount plus its Policy Value; or

2. The amount found by multiplying the Policy Value by the applicable percentage shown below.

                        TABLE OF APPLICABLE PERCENTAGES*

(For ages not shown, the applicable percentages shall decrease by a pro rata portion for each full year.)

              YOUNGER INSURED'S ATTAINED AGE             %

                       40 and under                     250
                            45                          215
                            50                          185
                            55                          150
                            60                          130
                            65                          120
                            70                          115
                        75 thru 90                      105
                            95+                         101

* These percentages will be updated as required by revisions to the Internal Revenue Code.

CHANGES IN DEATH BENEFIT OPTIONS

You may change the death benefit option on or after the second Policy Anniversary. To request a change in the death benefit option, You must send Us a Written Request. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on other than a Monthly Date will be effective on the next following Monthly Date. Changes in options are limited to two per Policy Year and are subject to the following conditions:

1. If the change is from Option 1 to Option 2, We will reduce the face amount. The reduction will be equal to the Policy Value on the effective date of the change. The face amount after any reduction must be at least the minimum face amount required by Our then current underwriting guidelines. We may require proof of insurability which satisfies Us.

2. If the change is from Option 2 to Option 1, We will increase the face amount. The increase will be equal to the Policy Value on the effective date of change. No proof of insurability is required.

YOUR MATURITY PROCEEDS

If either Insured is living on the policy's maturity date, We will pay You the policy's maturity proceeds, which is equal to the death proceeds described in Your Death Proceeds provision

                             YOUR ADJUSTMENT OPTIONS

ADJUSTING THE FACE AMOUNT

While Your policy is in force (but not in a grace period) and both Insureds are living, You may request an increase in the face amount. While Your policy is in force (but not in a grace period) You may request a decrease in the face amount. Decreases may not be made during the first two Policy Years. Any adjustment is subject to Our approval.

APPROVAL OF AN ADJUSTMENT

Any increase in face amount will be in a risk classification We determine, and will be approved if:

1. The Attained Age of the oldest Insured is 90 or less, and the Attained Age of the youngest Insured is 85 or less, and the amount of the increase is at least the minimum increase shown on the current Data Pages; and

2. You supply evidence which satisfies Us that at least one of the Insureds is insurable under Our underwriting guidelines then in effect.

No adjustment will be approved if:

1. The face amount after adjustment would be less than the minimum amount shown on the current Data Pages; or

2.  Your Monthly Policy Charges are being waived under any rider.

REQUESTING AN ADJUSTMENT

You must send Us a Written Request for an adjustment. A request for a face amount increase must be signed by the Insureds and owner(s). It must show the face amount desired after adjustment. An adjustment is effective on the Adjustment Date.

                            RIGHT TO EXCHANGE POLICY

You may at any time within the first 24 months from the Effective Date, upon Written Request, make an irrevocable, one time election to transfer all of Your Investment Account values to the Fixed Account.

                         OWNER, BENEFICIARY, ASSIGNMENT

OWNERSHIP

The owner(s) is as named in the application unless You change ownership as provided below. As owner(s), You may exercise every right and enjoy every privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). These rights and privileges continue while Your policy is in force, and end at the Surviving Insured's death. If an owner dies before the policy terminates, the surviving owner(s), if any, shall succeed to that person's ownership interest, unless otherwise specified. If all owners die before the policy terminates, the policy will pass to the estate of the last surviving owner. With Our consent, You may specify a different arrangement for contingent ownership.

BENEFICIARY

The  beneficiary(ies)  named in the application  will receive the death proceeds unless You change the beneficiary designation as provided below. Any death proceeds payable to a beneficiary(ies) who dies before the Surviving Insured's death will be paid equally to the surviving beneficiaries named in the application, unless We have approved another Written Request. If no beneficiary(ies) survives the Surviving Insured's death, the death proceeds will be paid to the owner(s) or to the owner's estate in equal percentages unless otherwise specified.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner(s) or beneficiary(ies) of this policy by Written Request. Our approval is needed and no change is effective until We approve it. Once approved, the change is effective as of the date You signed the request. We have the right to require that You send Us this policy so We can record the change.

BENEFIT INSTRUCTIONS

While either Insured is alive, You may file instructions for the payment of the death proceeds. Such instructions, or change of instructions, must be in a format We specify. When the Surviving Insured's death occurs, the beneficiary(ies) may choose the arrangement under which death proceeds will be paid. We must approve the arrangement chosen before any payment is made.
If You change the beneficiary(ies), prior benefit instructions are revoked.

ASSIGNMENT

You may assign Your policy as collateral for a loan. The assignment must be in writing and filed in Our home office. We assume no responsibility for any assignment's validity. An assignment as collateral does not change the owner(s). The rights of beneficiaries, whenever named, except irrevocable beneficiaries, become subordinate to those of the assignee.

                               GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders, any amendments to the application(s), any adjustment and reinstatement application(s), and the current Data Pages make up the entire contract. Any statements made in the application(s), an adjustment application(s) or any amendments to the application(s) will be considered representations and not warranties. No statement, unless made in an application(s), or amendments thereto, will be used to void Your policy (or void an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement, but any alterations must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the contract or waive any provisions.

INCONTESTABILITY

With respect to statements made in the initial application(s) for this policy, We will not contest this policy after either Insured has been alive for two years after the Policy Date. With respect to statements made in any subsequent application(s) for additional coverage or reinstatement application(s), We will not contest the additional coverage or reinstated coverage resulting from such application(s) after either Insured has been alive for two years after the date of the adjustment or reinstatement. The time limits in this Incontestability provision do not apply to fraudulent misrepresentations.

AGE

If the age of either or both of the Insureds has been misstated, the death benefit will be that which would be purchased by the most recent mortality charge at the correct age of the Insureds.

DEFERMENT

We will usually pay surrenders, partial surrenders, or policy loans within 5 Valuation Days after We receive a Written Request. We will usually pay any death benefit within 5 Valuation Days after We receive 1) proof at Our home office of both Insured's deaths, and 2) any other forms We may require to be completed.

However, We may not be able to determine the value of the assets of Our Separate Account if:

1. The New York Stock Exchange is closed on other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

2. The Securities and Exchange Commission by order permits postponement for the protection of policyowners; or

3. The Securities and Exchange Commission requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:

1. Determination and payment of any surrender, partial surrenders, or death proceeds;

2.  Payment of any policy loans;

3.  Determination of the Unit values of the Divisions;

4.  Any requested transfer between the Divisions; and

5. Application of Your death proceeds or surrender proceeds under Your Benefit Options.

If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your written instructions, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, surrender or policy loan will be paid, or transfers made, within 5 Valuation Days thereafter.

SUICIDE

This policy's death proceeds will not be paid if either Insured dies by suicide, while sane or insane, within 2 years of the Policy Date. Instead, We will return all premiums paid, less any policy loans and unpaid loan interest. If the suicide occurs at the death of the first Insured, this amount will be paid to the owner(s) of the policy. If the suicide occurs at the death of the Surviving Insured, this amount will be paid to the beneficiary(ies).

Any face amount increase made under the adjustment options will not be paid if either Insured dies by suicide, while sane or insane, within 2 years of the Adjustment Date. Instead, We will return the sum of the cost of insurance charges for the increased amount of protection. If the suicide occurs at the death of the first Insured, this amount will be paid to the owner(s) of the policy. If the suicide occurs at the death of the Surviving Insured, this amount will be paid to the beneficiary(ies).

BASIS OF VALUES

Guaranteed maximum cost of insurance rates are based on the mortality table referred to on the current Data Pages.

A detailed statement of the method of calculating values and benefits has been filed with the insurance department of the state in which this policy is written. The guaranteed values are greater than or equal to those required by any state law.

STATEMENT OF VALUE

You will receive a statement once each Policy Year until the policy terminates. The statement will show:

1.  The current death benefit;

2.  The current Policy and Surrender Values;

3.  All premiums paid since the last statement;

4.  Any investment gain or loss since the last statement;

5.  All charges since the last statement;

6.  Any policy loans and unpaid loan interest;

7.  Any partial surrenders since the last statement; and

8.  The total value of each of Your Investment Accounts and the Fixed Account.

SURVIVORSHIP FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. Adjustable death benefit. Benefits payable at death of Surviving Insured or earlier maturity date. Flexible premiums payable until maturity date or death of Surviving Insured. NON-PARTICIPATING.

SF 524